Exhibit 99.1

Devon Energy Corporation 20 North Broadway Oklahoma City, OK 73102-8260
News Release

Investor Contact	Zack Hager	405 552 4526
Media Contact	Chip Minty	405 228 8647
DEVON ENERGY PROVIDES 2008 PRODUCTION UPDATES
OKLAHOMA CITY – October 6, 2008 – Devon Energy Corporation (NYSE: DVN) announced today that it has restored approximately 30,000 oil-equivalent barrels (Boe) per day of offshore oil and natural gas production in the Gulf of Mexico. Devon was producing approximately 50,000 Boe per day from its Gulf of Mexico properties prior to suspending production in preparation for Hurricanes Gustav and Ike.
Devon expects to restore approximately 5,000 Boe per day of additional offshore production during the fourth quarter of 2008 as repairs are made to production facilities and transportation systems.
As previously announced, Hurricane Ike toppled two of Devon’s platforms in the Eugene Island area. As a result, offshore production of about 1,200 Boe per day will be curtailed indefinitely. Devon’s remaining Gulf of Mexico production, about half of which is oil and half of which is natural gas, is expected to be restored in 2009 as third-party facilities are repaired.
Onshore, approximately 600,000 Boe of additional U.S. oil and gas production was curtailed in the third quarter as a result of Hurricane Ike. The curtailed onshore production has been restored.
Revised 2008 Production Estimates
Devon also revised its third-quarter and fourth-quarter 2008 oil and gas production forecasts. The revised quarterly forecasts reflect weather-related production curtailments and operational down time at the ACG field in Azerbaijan. Transportation interruptions and mechanical down time at the offshore Azeri platforms at ACG have required the operator to reduce production from the field pending repairs.
Devon previously forecast company-wide production for the third quarter of 2008 at approximately 61 million Boe. The company now expects third-quarter 2008 company-wide production to be approximately 59 million Boe. About two-thirds of the two million Boe reduction to third-quarter volumes is attributable to the U.S. hurricanes and to typhoons in the South China Sea. The weather-related reduced volumes are roughly 40 percent oil and 60 percent natural gas. The remaining one-third of the third-quarter forecast reduction is attributable to the ACG field, which produces only oil.
In the fourth quarter of 2008, Devon expects to produce between 61 million and 62 million Boe, depending upon the timing of repairs. This compares with a previous company-wide forecast of 64 million Boe. About two-thirds of the reduction to the fourth-quarter forecast is attributable to curtailments caused by the U.S. hurricanes. The hurricane-related reduced volumes in the fourth quarter are roughly 50 percent oil and 50 percent natural gas. The remaining one-third of the fourth-quarter forecast reduction is attributable to expected down time at ACG.
Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is the largest U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For additional information, visit http://www.devonenergy.com.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning the strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company.
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